Exhibit 99.1

ACUSPHERE, INC. REPORTS Q1 2006 FINANCIAL RESULTS

AND OPERATING HIGHLIGHTS

–Results Due in June from First of Two Concurrently Run Phase 3 Clinical Trials—

Watertown, MA, May 12, 2006 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter ended March 31, 2006 and commented on operational progress. During the three months ended March 31, 2006, the Company’s primary focus remained on its lead product candidate, AI-700, an ultrasound contrast agent being developed for use in echocardiography, with all recognized revenue and the majority of operating expenses related to the development program for AI-700.

Operating Progress

During the first quarter of 2006, the Company announced that it completed enrollment and closed one of its two Phase 3 clinical trials for AI-700, the “32” trial. Acusphere expects to make a public announcement about the results from this trial in early June during the annual meeting of the American Society of Echocardiology (ASE).  The Company continues to enroll patients in its other AI-700 Phase 3 clinical trial, the “33” trial. The Company anticipates completing enrollment in this trial in Q2 2006 and expects to announce results from this trial during Q4 2006.  In preparation for announcement of these results and subsequent publication activities, these two Phase 3 clinical trials, previously referred to as the”32” and “33” trials, have been renamed by the investigative team leadership to better reflect the trial design.  The trials will be reported under the names RAMP 1 and RAMP 2, respectively. RAMP stands for Real-time Assessment of Myocardial Perfusion with echocardiography.

AI-700 has been designed to help detect myocardial perfusion defects using standard, real-time ultrasound techniques. Myocardial perfusion is blood flow in the heart muscle, and is considered a more sensitive marker of coronary heart disease (CHD) than assessing heart wall motion alone, which today is the typical ultrasound test modality. Ultrasound with AI-700, by providing both perfusion and wall motion assessment, has the potential to deliver significantly more effective screening for CHD than the current stress echo test and offers substantial potential cost and convenience advantages over nuclear stress testing.

Acusphere indicated that qualification of its commercial manufacturing facility is on track with commissioning activities substantially completed, as planned, in the first quarter of 2006. Commissioning is a program which confirms that all process equipment, support systems and utilities are complete and functional. Acusphere is now working to produce development batches of AI-700 in this new facility.

In Q1, Acusphere strengthened its management team through the addition of Mona Haynes in the newly created position of Vice President, Marketing and Sales. This addition is an important step in developing the structure and strategy to take full advantage of the commercial opportunities for AI-700. Ms. Haynes brings a deep understanding of the process involved in driving new pharmaceutical product adoption through her prior experience in building the marketing functions for two important drugs, Biogen’s Avonex® and Alkermes’ Vivitrol™.

“Steps towards locking the RAMP 1 database are moving faster than previously expected. We now hope to have these results revealed to us in time for discussion in early June during the annual meeting of the American Society of Echocardiography.  Although we remain blinded to the RAMP 1 efficacy results, we remain confident in AI-700, as demonstrated by our recent actions, such as adding marketing and sales leadership. We believe that this confidence is also reflected in the actions of our partner, Nycomed, in helping ensure that we have adequate resources to remain on schedule in the qualification of our manufacturing facility,” stated Sherri C. Oberg, President and Chief Executive Officer.  “Transforming the quality of ultrasound for the diagnosis of coronary heart disease through the addition of perfusion assessment, combined with compelling cost and convenience advantages of ultrasound over nuclear stress, are powerful drivers that have the potential to create tremendous opportunities for our investors.”

The Company also indicated that recently it successfully completed the reformulation of a hydrophobic agent in dose form for a large pharmaceutical company as part of a previously announced feasibility study. The Company’s portion of this work was completed within the agreed-upon time requirements and the Company believes that the results of this work meet all of the pre-determined specifications for this study.  This new formulation has been delivered to the pharmaceutical company for evaluation. Hydrophobic drugs do not dissolve well in water, and as result, have inconvenient dosing or undesirable safety profiles because of the techniques required to get them to dissolve. Acusphere’s Hydrophobic Drug Delivery System (HDDS) technology, utilized in this reformulation, enables improved formulations of hydrophobic drugs. The ability of this technology to improve dissolution of hydrophobic drugs has been demonstrated through numerous laboratory tests and in a Phase 1 study of a leading hydrophobic cancer drug.

Financial Results

The Company’s financial results for the quarter ended March 31, 2006, are summarized in the accompanying table and detailed in Acusphere’s Form 10-Q to be filed today with the U.S. Securities and Exchange Commission.

During the three months ended March 31, 2006, the Company’s primary focus remained on its lead product candidate, AI-700, with all recognized revenue and the majority of operating expenses related to AI-700 development.

Revenues recognized in Q1 2006 were equal to revenues in Q1 2005. These revenues were derived from the Company’s collaboration agreement with Nycomed, the Company’s partner for AI-700 in Europe. During Q1, as previously announced, Nycomed amended its agreement with the Company to provide up to $1.85 million in support for qualification of the Company’s commercial manufacturing facility for AI-700.  No revenue from this amendment was recognized in Q1.

Total operating expenses for Q1 2006 increased to $13.4 million from $9.4 million in Q1 2005.  This $4.0 million increase resulted primarily from an increase in depreciation expense of $2.0 million, relating primarily to the Company’s commercial manufacturing facility, and a $0.5 million increase in stock-based compensation, relating primarily to the Company’s adoption in 2006 of FAS 123R using a modified prospective application. The remaining increase in operating expense relates primarily to increased costs associated with the validation of the Company’s commercial manufacturing facility, partially offset by reduced clinical trial costs resulting from previously announced completion of enrollment in one of its two pivotal Phase 3 clinical trials for AI-700.

Q1 net loss, after $0.6 million in dividends on the outstanding preferred stock, was $14.1 million, or $0.61 per common share.

The Company’s net cash burn in Q1, the majority of which resulted from operating activities, was approximately $13.3MM, including a $3.3MM reduction in accounts payable and accrued expenses.  Previously, the Company estimated aggregate cash burn for 2006 at between $40MM and $50MM, including cash burn from operating activities of up to $40MM, repayment of long-term obligation payments of approximately $8MM, CAPEX purchases of $3MM-$4MM and potential dividends on preferred stock of up to $2.4MM.  The Company’s Q1 results are consistent with this prior 2006 guidance noting that cash spending for AI-700 clinical trials is expected to decline during 2006 as enrollment in both Phase 3 clinical trials is completed.

As of March 31, 2006 the Company’s balance sheet reflects $80.9MM in total assets, including $37.8MM in cash and short-term investments.  These balances exclude the results of the previously announced equity financing completed in April 2006, net proceeds to Acusphere from which were approximately $37.8MM.  In that offering, the Company sold 5.8MM shares of common stock together with warrants for an aggregate of 1.7MM additional shares at $6.9675 per share and warrant unit.  The exercise price of the warrants is $7.97 per share.  As of today, there are approximately 28.8MM shares of the Company’s common stock outstanding and approximately 5.2MM common stock equivalents outstanding underlying the Company’s outstanding preferred stock.

Upcoming Milestones

The Company is working to achieve the following milestones:

•                  Results of RAMP 1 in early June during ASE

•                  Completion of enrollment in the RAMP 2 trial in Q2 2006

•                  Results of RAMP 2 in Q4 2006

•                  Production of development batches of AI-700 in our commercial manufacturing facility in Q2 2006

•                  NDA filing for AI-700 in H1 2007

Conference Call Information

Acusphere plans to hold a conference call with investors today, Friday, May 12, 2006, commencing at 11:00 a.m. (Eastern Daylight Time). The conference call will include discussion of the Company’s operating results, financing results, priorities, and other operational matters and disclosures followed by answers to investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-573-4752, using the confirmation code: 63444643. For participants dialing in from outside the U.S. please call 1-617-224-4324 using the same confirmation code. After the conference call, a replay of the call will be made available for 30 days via the Company’s web site and a telephone replay will be available through May 26 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 30607960.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 11.9 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the successful completion of clinical trials, upcoming milestone timing and content, capital requirements, commercial prospects for the Company’s product candidates and feasibility study results. All such forward-looking statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700 and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, unproven markets, future capital needs and uncertainty of additional financing, lack of sales and marketing experience, uncertainties associated with intellectual property, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements,, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q  for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.

FINANCIAL HIGHLIGHTS

– In Thousands (except per share data) –

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended
	March 31, 2006	March 31, 2005
Collaboration revenue	$857	$857
Operating expenses:
Research and development	10,873	7,678
General and administrative	2,554	1,747
Total operating expenses	13,427	9,425
Interest and other income (expense)	(4)	161
Change in valuation of derivative	(879)	434
Net loss	$(13,453)	$(7,973)
Dividends on preferred stock	(601)	—

Net loss available to common stockholders	$(14,054)	$(7,973)

Net loss per common share – basic and diluted	$(0.61)	$(0.45)
Weighted-average shares outstanding – basic and diluted	22,888	17,813

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	(Unaudited)
	March 31, 2006	December 31, 2005

Cash and short-term investments	$37,847	$51,112
Current assets	39,264	52,254
Total assets	80,903	95,839
Current portion of deferred revenue	3,569	3,429
Other current liabilities	16,407	17,814
Long-term liabilities	16,774	17,179
Stockholders’ equity	44,153	57,417

# # #

Acusphere Inc. Contact: John F. Thero Sr. Vice President and CFO Stephen Schultz Director, Corporate Communications (617) 648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Media: (617) 648-8800